Exhibit 99.1

TRACTOR SUPPLY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2008 RESULTS
~ Fourth Quarter Sales Increase 10.5% ~
~ Fourth Quarter Same-Store Sales Increase 1.3% ~

Brentwood, Tennessee, January 28, 2009 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its fourth quarter and full fiscal year ended December 27, 2008. Additionally, the Company reaffirmed the fiscal 2009 outlook it provided last week.

Fourth Quarter Results
Net sales increased 10.5% to $799.5 million from $723.3 million in the prior year’s fourth quarter. Same-store sales increased 1.3% compared with a 3.8% gain in the prior year’s fourth quarter. Same-store sales growth was primarily driven by core consumable categories, including animal and pet-related products, clothing and footwear.

Gross margin increased 4.1% to $245.0 million from $235.5 million in the prior year’s fourth quarter. As a percent of sales, gross margin was 30.7% in the fourth quarter compared to 32.6% in the prior year’s fourth quarter. The decline in gross margin percentage resulted primarily from a substantial increase in the LIFO provision. Exclusive of the LIFO provision, gross margin increased to 33.2% of sales compared to 32.9% of sales in the prior year’s fourth quarter, primarily due to improvements in shrink, vendor allowances and markdown management.

Selling, general and administrative expenses, including depreciation and amortization, were 25.6% of sales for the fourth quarter of this year and last year. Despite limited comparable store increases, the Company maintained expenses as a percent of sales for the quarter primarily due to its aggressive expense management program.

Net income for the quarter was $24.7 million, or $0.67 per diluted share, compared to net income of $30.0 million, or $0.77 per diluted share, in the fourth quarter of the prior year. Exclusive of the LIFO provision, net income for the quarter was $37.3 million, or $1.01 per diluted share, compared to net income of $31.6 million, or $0.81 per diluted share, in the fourth quarter of the prior year.

The Company opened 21 new stores and relocated one store in the quarter compared to 26 new store openings and one relocated store in the prior year’s fourth quarter.

Jim Wright, Chairman, President and Chief Executive Officer, stated, “Our team did an outstanding job delivering strong operating results and taking the necessary actions during the quarter and year to mitigate challenging consumer headwinds. We are pleased that customers continue to view Tractor Supply Company as a destination location and the authority on the ‘out here’ lifestyle, as evidenced by our double-digit top-line growth. During the year, we focused on redefining our merchandise mix toward more basic and non-discretionary items, which contributed to higher traffic for the past three quarters. To complement our in-store efforts, we carried out aggressive expense management and inventory control programs while maintaining our commitment to operating as a specialty retailer in a unique niche.”

Full Year Results
For fiscal 2008, net sales increased 11.3% to $3.01 billion from $2.70 billion and same-store sales increased 1.4% compared to 3.4% for fiscal 2007.

Gross margin increased 7.0% to $912.3 million compared to $852.7 million in 2007. As a percent of sales, gross margin decreased to 30.3% for fiscal 2008 compared to 31.5% for fiscal 2007. The decrease in gross margin resulted primarily from a substantial increase in the LIFO provision. Exclusive of the LIFO provision, gross margin was 31.7% of sales for both years.

Selling, general and administrative expenses, including depreciation and amortization, were 25.8% of sales in 2008 compared to 25.6% of sales in 2007. This increase was due largely to occupancy and payroll expenses relating to new stores, which generally have higher costs in relation to sales volume than the chain average.

Net income for fiscal 2008 was $81.9 million, or $2.19 per diluted share, compared to net income of $96.2 million, or $2.40 per diluted share, for fiscal 2007. Exclusive of the LIFO provision, net income for fiscal 2008 was $108.2 million, or $2.89 per diluted share, compared to net income of $99.5 million, or $2.48 per diluted share, in the prior year.

During fiscal 2008, the Company opened 91 new stores and relocated one store compared to 89 new store openings, 12 relocations, and selling its only Del’s store located in Canada in fiscal 2007.

Fiscal 2009 Outlook
As provided in last week’s press release, the Company anticipates net sales for fiscal 2009 will be approximately $3.2 billion to $3.3 billion, with same-store sales expected to range from a decline of approximately 1.5% to an increase of approximately 1.5%. The Company projects full year net earnings to range from $2.58 to $2.74 per diluted share. Exclusive of the LIFO provision, the Company projects full year net earnings to range from $2.84 to $3.00 per diluted share.

For the full year, the Company expects approximately 70 to 80 new store openings.

Mr. Wright concluded, “We plan to continue differentiating our company in the market by focusing on the niche we serve, enhancing our merchandise assortment, improving our customers’ shopping experience and refining our marketing efforts. At the same time, we will execute our retail strategy centered on our rigorous store expansion, inventory management, and expense management programs. We believe the resiliency of our business model supported by our store and store support teams will continue allowing us to adjust quickly as the consumer environment evolves.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the financial results. The call will be simultaneously webcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the subheading “Investor Relations.” The webcast will be archived shortly after the conference call concludes through February 4, 2009.

About Tractor Supply Company
At December 27, 2008, Tractor Supply Company operated 855 stores in 44 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, pet and animal products, including items necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work/recreational clothing and footwear for the entire family.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, which exclude the LIFO provision. We believe the inclusion of non-GAAP financial measures in this press release helps investors gain a meaningful understanding of operating results, and is consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to prior periods or forecasts. These non-GAAP measures also allow investors, analysts and other interested parties to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments and to provide an additional measure of performance. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibit to, this press release.

Forward Looking Statements

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include the effect of the current economic cycle on consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				FISCAL YEAR ENDED
	December 27, 2008		December 29, 2007		December 27, 2008		December 29, 2007
Net sales	$799,496	100.0%	$723,252	100.0%	$3,007,949	100.0%	$2,703,212	100.0%
Cost of merchandise sold	554,456	69.3	487,795	67.4	2,095,688	69.7	1,850,504	68.5

Gross margin	245,040	30.7	235,457	32.6	912,261	30.3	852,708	31.5

Selling, general and administrative expenses	188,659	23.6	171,379	23.7	715,961	23.8	641,603	23.7
Depreciation and amortization	16,006	2.0	13,794	1.9	60,731	2.0	51,064	1.9

Income from operations	40,375	5.1	50,284	7.0	135,569	4.5	160,041	5.9
Interest expense, net	406	0.1	1,991	0.3	2,133	0.1	5,037	0.2

Income before income taxes	39,969	5.0	48,293	6.7	133,436	4.4	155,004	5.7
Income tax expense	15,257	1.9	18,276	2.5	51,506	1.7	58,763	2.1

Net income	$24,712	3.1%	$30,017	4.2%	$81,930	2.7%	$96,241	3.6%

Net income per share:
Basic	$0.68		$0.79		$2.22		$2.45

Diluted	$0.67		$0.77		$2.19		$2.40

Weighted average shares outstanding (000’s):
Basic	36,185		38,064		36,830		39,220
Diluted	36,824		38,783		37,464		40,100

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 27,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$37,232	$13,700
Inventories	603,435	635,988
Prepaid expenses and other current assets	41,960	41,959
Deferred income taxes	1,676	277

Total current assets	684,303	691,924

Property and equipment, net	362,033	332,928
Goodwill	10,258	10,258
Deferred income taxes	13,727	16,692
Other assets	5,676	6,169

TOTAL ASSETS	$1,075,997	$1,057,971

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$286,828	$258,346
Accrued expenses	113,465	115,601
Current portion of capital lease obligations	550	847
Income taxes currently payable	—	5,062

Total current liabilities	400,843	379,856

Revolving credit loan	—	55,000
Capital lease obligations	1,797	2,351
Other long-term liabilities	63,227	55,427

Total liabilities	465,867	492,634

Stockholders’ equity:
Common stock	327	326
Additional paid-in capital	168,045	151,317
Treasury stock	(203,915)	(150,049)
Retained earnings	645,673	563,743

Total stockholders’ equity	610,130	565,337

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,075,997	$1,057,971

Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	FISCAL YEAR ENDED
	December 27,	December 29,
	2008	2007

Cash flows from operating activities:
Net income	$81,930	$96,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,731	51,064
Gain on disposition of property and equipment	(425)	30
Stock compensation expense	12,257	10,620
Deferred income taxes	1,566	7,047
Change in assets and liabilities:
Inventories	32,553	(41,137)
Prepaid expenses and other current assets	429	(4,557)
Accounts payable	28,482	29,175
Accrued expenses	(2,136)	4,339
Income taxes currently payable	(5,928)	(6,488)
Other	7,990	8,687

Net cash provided by operating activities	217,449	155,021

Cash flows from investing activities:
Capital expenditures	(91,759)	(83,547)
Proceeds from sale of property and equipment	3,324	974

Net cash used in investing activities	(88,435)	(82,573)

Cash flows from financing activities:
Borrowings under revolving credit agreement	853,903	1,050,931
Repayments under revolving credit agreement	(908,903)	(995,931)
Tax benefit of stock options exercised	1,085	3,149
Principal payments under capital lease obligations	(851)	(675)
Repurchase of common stock	(53,866)	(150,049)
Net proceeds from issuance of common stock	3,150	7,434

Net cash used in financing activities	(105,482)	(85,141)

Net increase (decrease) in cash and equivalents	23,532	(12,693)
Cash and cash equivalents at beginning of year	13,700	26,393

Cash and cash equivalents at end of year	$37,232	$13,700

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$3,890	$3,953
Income taxes	55,476	54,939
Supplemental disclosure of non-cash activities:
Equipment acquired through capital leases	$—	$439

Selected Financial and Operating Information

	FOURTH QUARTER ENDED		FISCAL YEAR ENDED
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Sales Information:
Same-store sales increase	1.3%	3.8%	1.4%	3.4%
Non-comp sales (% of total sales)	8.2%	11.7%	8.9%	11.5%

Average transaction value	$43.90	$43.54	$44.55	$43.60
Comp average transaction/value increase (decrease)	0.3%	1.0%	1.3%	(0.1)%
Comp average transaction count increase	1.0%	2.7%	0.1%	3.5%

Store Count Information:
Beginning of period	834	738	764	676
New stores opened	21	26	91	89
Stores closed/sold	—	—	—	(1)

End of year	855	764	855	764

Relocated stores	1	1	1	12

Pre-opening costs (000’s)	$1,720	$2,685	$8,712	$9,396
Balance Sheet Information:
Average inventory per store (000’s) (a)	$759.0	$826.7	$759.0	$826.7
Inventory turns	2.89	2.70	2.79	2.60
Financed inventory (a)	43.0%	38.3%	43.0%	38.3%
Treasury shares:
Shares purchased (000’s)	318	1,352	1,598	3,216
Cost (000’s)	$11,367	$55,125	$53,866	$150,049

(a) Assumes average inventory cost, excluding inventory in transit.

Supplemental LIFO Information
(Unaudited)
(in thousands, except per share amounts)

	Fiscal Year Ended
	December 27, 2008
	Q1	Q2	Q3	Q4	Full Year	Fiscal 2007
1. LIFO provision, pre tax	$1,559	$3,028	$4,154	N/A	N/A	$5,232
2. LIFO provision, pre tax, restated	2,947	8,996	$10,564	$20,288	$42,795	N/A

3. Full-year LIFO provision estimate at quarter end, pre tax	$8,072	$9,227	$11,823	$42,795	$42,795	5,232
4. Full-year LIFO provision estimate at quarter end, pre tax, restated	13,645	23,606	29,975	42,795	42,795	N/A

5. LIFO balance sheet reserve	$(27,049)	$(30,077)	$(34,231)	$(68,285)		25,490
6. LIFO balance sheet reserve, restated	(28,437)	(37,433)	(47,997)	(68,285)		N/A

7. Net income (loss)	$(2,004)	$43,352	$15,870	$24,712	$81,930	96,241
8. LIFO provision, net of tax	1,810	5,525	6,412	12,544	26,291	3,249
9. Net income (loss) without LIFO	$(194)	$48,877	$22,282	$37,256	$108,221	99,490

Earnings Per Diluted Share:
10. Net income (loss)	$(0.05)	$1.15	$0.43	$0.67	$2.19	2.40
11. LIFO provision, net of tax	0.04	0.14	0.17	0.34	0.70	0.08
12. Net income (loss) without LIFO	$(0.01)	$1.29	$0.60	$1.01	$2.89	2.48

	2009 Guidance
	Q1	Q2	Q3	Q4	Full Year

13. LIFO provision, pre tax	$3,100	$4,700	$3,800	$4,100	$15,700
14. LIFO provision, net of tax	1,890	2,870	2,300	2,510	9,590
15. LIFO provision, per diluted share	$0.02	$0.07	$0.09	$0.08	$0.26

The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation above, provides meaningful information and therefore we use it to supplement our GAAP guidance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the above reconciliations and to provide an additional measure of performance.